                                                                    Exhibit 99.1

SKECHERS USA ANNOUNCES SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

MANHATTAN BEACH, CA. - July 24, 2003 - SKECHERS USA, INC. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter and six-month period ended June 30, 2003.

Net sales for the second quarter of 2003 totaled $229.3 million compared to $256.7 million in the second quarter of 2002. Net loss for the quarter was $2.1 million versus earnings of $21.3 million in the second quarter of the prior year. Net loss per diluted share was $0.06 on 37,782,000 shares outstanding compared to net earnings of $0.52 per diluted share on 41,909,000 diluted shares outstanding in the second quarter of 2002.

For the six-month period ended June 30, 2003, net sales were $437.9 million compared to net sales of $501.6 million in the first six months of the prior year. Net earnings were $6.3 million, as compared to net earnings of $41.5 million in the first six months of the prior year. Diluted earnings per share in the first six months were $0.17 on 38,042,000 diluted shares outstanding versus diluted earnings per share of $1.05 on 40,187,000 diluted shares outstanding.

Gross profit for the second quarter of 2003 was $89.6 million compared to $105.8 million in the second quarter of last year. Gross margin was 39.1 percent compared to 41.2 percent in the second quarter of 2002. Gross profit for the first six months of 2003 reached $179.9 million, or 41.1 percent of sales versus $208.3 million, or 41.5 percent of sales in the first six months of the prior year.

"Aggressive advertising expenses exacerbated by the difficult retail environment, abnormal weather conditions and higher unemployment negatively impacted our sales, margins and earnings in the second quarter of 2003," began David Weinberg, chief financial officer of SKECHERS USA, Inc. "Further, as a result of reduced earnings projections for fiscal year 2003, projected worldwide tax benefits have decreased, adversely impacting second quarter earnings. The fiscal year 2003 worldwide tax rate is projected to be approximately 43 percent.

"With respect to inventory levels, we diligently attempted to sell through inventory with aggressive advertising to generate at-once orders during the second quarter. We were not as successful as we had anticipated in this endeavor," continued Mr. Weinberg. "Additionally, we were not able to achieve our inventory goals due to early shipments of new inventory from the factories during the second quarter. We will continue to work through our inventory levels, which will have an adverse impact on margins in the short term. On a positive note, at June 30, 2003, our total commitment to inventory, which includes our units on hand and in production, was only 2.2 percent higher than last year, we have seen sales pick up slightly in the latter part of the second quarter, and we believe that inventory will be in-line by year-end 2003.

"Building our business in the newly launched European subsidiaries in Spain, Portugal, Canada and the Benelux Region also impacted our net earnings," continued Mr. Weinberg, "but our product has been well-received by accounts and consumers in the global countries where we directly manage our business as well as in those areas handled by distributors. While growth has been slower than anticipated, we expect these subsidiaries to be an integral part of our earnings goals for the future, and we continue to believe international will be a key growth area for SKECHERS."

Mr. Weinberg added: "In the domestic market, it is too early to make a prediction on back-to-school sales, but we have received positive feedback from most of our major accounts on several of our lines - including key styles from SKECHERS Sport, SKECHERS USA and Somethin' Else from SKECHERS. We are continuing to support the brand with a strong marketing and advertising effort for the fall."

Robert Greenberg, SKECHERS chief executive officer, said: "SKECHERS' focus has been and always will be developing exceptional lifestyle products that target style-conscious men and women around the globe. Recently, we have expanded our scope with licensed products that reflect our image. Consumers can shop for SKECHERS Sport socks at major department stores now, for SKECHERS children's apparel in department stores across the country in August, and in the late fall for adult SKECHERS Sport watches as we grow SKECHERS into a head-to-toe lifestyle brand. We believe the SKECHERS brand continues to be strong and viable, which should provide us with the ability to grow our business in a stronger retail environment."

The Company now expects third quarter 2003 sales to be in the range of $205 million to $215 million and a loss per share of $0.05 to diluted earnings per share of $0.05.

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations. These comments are forward looking, and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets branded footwear for men, women and children. The Company offers a balanced assortment of basic and fashionable merchandise, which is sold to department stores and specialty retailers, as well as directly to consumers through company-owned SKECHERS retail stores and e-commerce. A global concept, the Company sells its product in more than 100 countries and territories throughout the world. For further information on SKECHERS, please visit the Company's web site at www.skechers.com or call the Company's information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "believe," "belief," or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company's future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the back-to-school or holiday selling season, change in consumer demands and fashion trends, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, the uncertain short and long-term effects of the severe acute respiratory syndrome ("SARS") crisis in the Far East and other factors affecting retail market conditions, including the factors addressed in the Company's annual report on form 10K for the year ended December 31, 2002.

                                       ###
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                              SKECHERS U.S.A., INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                   (unaudited)
                      (In thousands, except per share data)



                                            Three Months Ended June 30,                     Six Months Ended June 30,
                                         ---------------------------------              --------------------------------
                                            2003                    2002                   2003                  2002
                                         ---------               ---------              ---------              ---------
Net sales                                $ 229,277     100.0%    $ 256,652    100.0%    $ 437,871    100.0%    $ 501,601    100.0%
Cost of sales                              139,683      60.9%      150,866     58.8%      257,958     58.9%      293,291     58.5%
                                         ---------               ---------              ---------              ---------
          Gross profit                      89,594      39.1%      105,786     41.2%      179,913     41.1%      208,310     41.5%
Royalty income, net                            454       0.2%          317      0.1%          725      0.2%          425      0.1%
                                         ---------               ---------              ---------              ---------
                                            90,048      39.3%      106,103     41.3%      180,638     41.3%      208,735     41.6%
                                         ---------               ---------              ---------              ---------
Operating expenses:
  Selling                                   28,838      12.6%       21,371      8.3%       45,961     10.5%       40,062      8.0%
  General and administrative                61,073      26.6%       48,853     19.0%      118,655     27.1%    $  98,485     19.6%
                                         ---------               ---------              ---------              ---------
                                            89,911      39.2%       70,224     27.4%      164,616     37.6%      138,547     27.6%
                                         ---------               ---------              ---------              ---------
          Earnings from operations             137       0.1%       35,879     14.0%       16,022      3.7%       70,188     14.0%
                                         ---------               ---------              ---------              ---------
Other income (expense):
  Interest                                  (2,438)    -1.1%        (2,565)   -1.0%        (4,536)   -1.0%        (4,628)   -0.9%
  Other, net                                   (36)      0.0%          483      0.2%         (351)   -0.1%           526      0.1%
                                         ---------               ---------              ---------              ---------
                                            (2,474)    -1.1%        (2,082)   -0.8%        (4,887)   -1.1%        (4,102)   -0.8%
                                         ---------               ---------              ---------              ---------
          Earnings before income taxes      (2,337)    -1.0%        33,797     13.2%       11,135      2.5%       66,086     13.2%
Income tax provision (benefit)                (211)    -0.1%        12,539      4.9%        4,799      1.1%       24,550      4.9%
                                         ---------               ---------              ---------              ---------
          Net earnings (loss)            $  (2,126)    -0.9%     $  21,258      8.3%    $   6,336      1.4%    $  41,536      8.3%
                                         =========               =========              =========              =========
   Net earnings per share:
      Basic                              $   (0.06)              $    0.57              $    0.17              $    1.12
                                         =========               =========              =========              =========
      Diluted                            $   (0.06)              $    0.52              $    0.17              $    1.05
                                         =========               =========              =========              =========
   Weighted average shares:
      Basic                                 37,782                  37,119                 37,746                 36,988
                                         =========               =========              =========              =========
      Diluted                               37,782                  41,909                 38,042                 40,187
                                         =========               =========              =========              =========

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                              SKECHERS U.S.A., INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)
                                 (in thousands)

                                     ASSETS

                                                           June 30,      December 31
                                                             2003           2002
                                                           --------       --------
Current assets:
  Cash and marketable securities                           $ 41,530       $124,830
                                                           --------       --------
  Trade accounts receivable, net                            154,865         97,419
  Other receivables                                           7,447          7,761
                                                           --------       --------
          Total receivables                                 162,312        105,180
                                                           --------       --------
  Inventories                                               217,123        147,984
  Deferred tax assets                                           703            703
  Prepaid expenses and other current assets                  13,784         14,779
                                                           --------       --------
          Total current assets                              435,452        393,476
Property and equipment, at cost, less accumulated
     depreciation and amortization                           86,760         83,666
Intangible assets, at cost, less applicable amortization      1,271            356
Other assets                                                  6,606          5,658
                                                           --------       --------
                                                           $530,089       $483,156
                                                           ========       ========



                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term borrowings                2,545          2,442
  Accounts payable                                          127,360         88,578
  Accrued expenses                                           12,815         15,696
                                                           --------       --------
          Total current liabilities                         142,720        106,716
                                                           --------       --------
Long-term borrowings, excluding current installments        118,160        117,204
Stockholders' equity                                        269,209        259,236
                                                           --------       --------
                                                           $530,089       $483,156
                                                           ========       ========

Contact Information:
Company Contact:
SKECHERS USA, Inc.
David Weinberg, 310/318-3100
or
Investor Relations:
Integrated Corporate Relations
Brian Yarbrough, 562/256-7049